EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS
FOURTH QUARTER AND YEAR-END 2008 RESULTS

ROCHESTER, NY, FEBRUARY 19, 2009 – Home Properties (NYSE:HME) today released financial results for the fourth quarter and year ended December 31, 2008.  All results are reported on a diluted basis.

"Home Properties’ solid 2008 operating results and record Funds from Operations per share once again reflect the Company’s defensive characteristics, which have contributed to superior sector performance in a recessionary environment," said Edward J. Pettinella, President and CEO.  "We expect this outperformance to continue in 2009 as Home Properties is the only apartment REIT projecting an increase in net operating income for the year."

Earnings per share ("EPS") for the quarter ended December 31, 2008 was $0.85, compared to $0.48 for the quarter ended December 31, 2007.  The $0.37 increase in earnings is primarily attributable to a $13.9 million gain on early extinguishment of debt, a $7.2 million increase in gain on disposition of property, partially offset by a $4.0 million real estate impairment charge.  After the allocation of minority interest, the combined gains produced a $0.48 per share increase that was offset by a $0.09 per share reduction for the real estate impairment charge.  EPS for the year ended December 31, 2008 was $2.15, compared to $1.73 for the year ended December 31, 2007.  The year-over-year increase of $0.42 per share is mainly attributable to the fourth quarter 2008 $13.9 million gain on early extinguishment of debt and $4.0 million real estate impairment charge, combined with a $9.4 million increase in gain on disposition of property (before the allocation of minority interest).

For the quarter ended December 31, 2008, Funds From Operations ("FFO") was $46.1 million, or $1.02 per share, compared to $36.7 million, or $0.79 per share, for the quarter ended December 31, 2007.  For the year ended December 31, 2008, FFO was $162.4 million, or $3.57 per share, compared to $151.1 million, or $3.20 per share, for the year ended December 31, 2007.  Excluding the non-cash charges of $0.09 per share in the 2008 fourth quarter related to a real estate impairment charge and $0.04 per share in 2007 related to costs associated with the initial offering of the Series F preferred shares which were redeemed, Operating FFO for 2008 was $3.65, compared to $3.24 in 2007, which is a 12.7% increase over 2007.  Finally, if all unusual non-recurring items are excluded, 2008 FFO per share would have been $3.37, compared to $3.24 in 2007, or an increase of 3.9%.  A reconciliation of GAAP net income to FFO is included in the financial data accompanying this news release.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

As referenced above, the Company recorded a non-cash charge of $4 million for impairment on an affordable property in Columbus, Ohio where Home Properties is the general partner owning a 0.01% interest.  In the fourth quarter of 2008, the Company determined that it planned to sell the property over the next 12 to 18 months, rather than hold it for the long term.  This decision led to a re-evaluation of the fair market value of the property.  Under the guidance of FAS No.144, the Company reviewed the value of the long-term asset with the substantially shortened holding period, which triggered the recording of an impairment charge of $4 million.

Fourth Quarter Operating Results

For the fourth quarter of 2008, same-property comparisons (for 102 "Core" properties containing 34,560 apartment units owned since January 1, 2007) reflected an increase in total revenues of 3.9% compared to the same quarter a year ago.  Net operating income ("NOI") increased by 2.4% from the fourth quarter of 2007.  Property level operating expenses increased by 6.0% for the quarter, primarily due to increases in repairs and maintenance costs, personnel, and property insurance, partially offset by a reduction in advertising and snow removal costs.

Average physical occupancy for the Core properties was 94.9% during the fourth quarter of 2008, compared to 94.6% during the fourth quarter of 2007.  Average monthly rental rates, including utility recoveries, increased 3.3% compared to the year-ago period.

On a sequential basis, compared to the 2008 third quarter results for the Core properties, total revenues were up 2.1% in the fourth quarter of 2008, expenses were up 8.0%, and net operating income was down 2.0%.  Average physical occupancy decreased 0.2% to 94.9%; however, average monthly rental rates including utility recoveries were 2.2% higher and rental income, including utility recoveries, posted a 2.1% increase.  The sequential expense growth can be attributed to the typical seasonality of higher natural gas heating and snow removal costs incurred in the fourth quarter.

Occupancies for the 2,570 net apartment units acquired/developed between January 1, 2007 and December 31, 2008 (the “Recently Acquired Communities”) averaged 93.2% during the fourth quarter of 2008, at average monthly rents of $1,051.

Year-to-Date Operating Results

For the year ended December 31, 2008, same-property comparisons for the Core properties reflected an increase in total revenues of 3.4%, resulting in a 3.3% increase in net operating income, compared to 2007.  Property level operating expenses increased by 3.6% for the year, primarily due to increases in repairs and maintenance costs, property insurance and real estate taxes.  These increases were partly offset by reductions in natural gas heating costs, advertising and snow removal costs.

Average physical occupancy for the Core properties was 95.0% during 2008, compared to 94.8% a year ago, with rent, including utility recoveries, rising 3.1%.  Average monthly rental rates, including utility recoveries, increased 3.3% compared to the year-ago period.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

Acquisitions

The Company previously announced the acquisition during the fourth quarter of Saddle Brooke Apartments, a 468-unit property located in Cockeysville, Maryland, for $51.5 million.

On December 30, 2008, the Company acquired Westchester West, a 345-unit apartment community located in Silver Spring, Maryland, for $49.0 million, including closing costs, which equates to approximately $142,000 per apartment unit.  Consideration for the purchase included the assumption of two existing mortgages.  The first mortgage totaled $28.8 million (fair market value of $27.2 million) at a fixed interest rate of 5.03% maturing on March 1, 2015.  The second mortgage totaled $7.9 million (fair market value of $7.6 million) at a fixed rate of 5.89% also maturing on March 1, 2015.  The balance of the purchase price was paid in cash.  The weighted average first year capitalization rate ("cap rate") projected on this acquisition is 6.9% after allocating 3% of rental revenues for management and overhead expenses and before normalized capital expenditures.

These purchases from the same buyer were agreed upon in September of 2008.  "These acquisitions were two positive outliers in what continues to be a very difficult acquisitions market," Pettinella said.  "We continue to look at deals but, especially in the current market, with recently exacerbated liquidity and recessionary issues, we don’t anticipate closing on any acquisitions in the foreseeable future."

Dispositions

During the fourth quarter of 2008, the Company closed on three separate sale transactions, with a total of 629 units, for $60 million, producing approximately $54 million in net proceeds after mortgage payoffs and closing costs.  A gain on sale of approximately $21.7 million, before the allocation of minority interest, was recorded in the fourth quarter related to these sales.  The weighted average cap rate for these dispositions was 7.4%.

Subsequent to the end of the quarter, on January 30, 2009, the Company sold three properties with a total of 741 units to one buyer for $68 million, producing approximately $25 million in net proceeds after mortgage payoffs and closing costs.  A gain on sale of approximately $13.8 million (before the allocation of minority interest) will be recorded in the first quarter of 2009 related to this sale.  The weighted average first year cap rate projected on these dispositions is 7.6%.  Two of the properties were located in the Hudson Valley, N.Y. region, with the third in New Jersey.  With the sales in the fourth and first quarters, the Company has now executed its plan to exit the Hudson Valley region.

Development

The Company has only two projects currently under construction as well as investments in entitled land.  The Company owns no raw land and has no real estate development investments in which the cost is in excess of fair market value.  Therefore, the Company has not had to record any development pipeline impairment charges, unlike many of its peers.  In 2009, none of the Company’s pre-construction projects are scheduled to commence construction nor does the Company plan to acquire new entitled or raw land for development.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

Capital Markets Activities

As of December 31, 2008, the Company’s ratio of debt-to-total market capitalization was 55.8% (based on a 12/31/2008 stock price of $40.60 to determine equity value), with $71.0 million outstanding on its $140.0 million revolving credit facility and $6.6 million of unrestricted cash on hand.  Total debt of $2.32 billion was outstanding, at rates of interest averaging 5.4% and with staggered maturities averaging approximately six and one-quarter years.  Approximately 94.5% of total indebtedness is at fixed rates.  Interest coverage averaged 2.2 times during the quarter (2.3 for the year), and the fixed charge ratio averaged 2.1 times for the quarter (2.2 for the year).

The Company did not repurchase any of its common shares during the fourth quarter.  As of December 31, 2008, the Company has Board authorization to buy back up to approximately 2.3 million additional shares of its common stock or Operating Partnership Units, although it has no current plans to do so.

During the fourth quarter, the Company repurchased a total of $60 million face value of its Exchangeable Senior Notes for $45.4 million in several privately-negotiated transactions.  The notes were repurchased at a 24.4% discount to face value, which produced a risk-free Internal Rate of Return of approximately 15% and reduced the Company’s 2011 debt maturities by $60 million.  A gain on debt extinguishment of approximately $13.9 million (after the write-off of debt issuance costs) was recorded in the fourth quarter.  After fees and other accruals, this transaction adds $0.29 per share to FFO for the fourth quarter.

Also in the fourth quarter, the Company closed on approximately $141 million in new secured loans, generating $83 million after the payoff of $58 million in maturing loans.  The proceeds were used to fund the cash portion of the Westchester West acquisition, to purchase the Exchangeable Senior Notes, and to reduce the outstanding balance on the line of credit.  The Company has reduced 2009 maturities from $45 million as of September 30, 2008 to only $19 million today by refinancing prior to maturity as well as extending maturity dates.

On January 30, 2009, Fitch Ratings has affirmed the Company’s bank credit facility and exchangeable senior note rating at BBB with a “stable” outlook.

Outlook

For 2009, the Company expects FFO per share between $3.04 and $3.28 per share, which will produce FFO per share growth of -4.8% to 2.8% when compared to 2008 results as restated for FASB Staff Position APB 14-1.  The 2009 projection is net of four cents per share for the effect of APB 14-1.  This guidance range reflects management’s current assessment of economic and market conditions.  The assumptions for the 2009 projections are included with the published supplemental information.  The defensive characteristics of the Company's portfolio are contributing to the positive same store NOI results assumed for the midpoint of guidance.  Compared to the multifamily peer group, Home's result is the only one that is positive and is 430 basis points better than the straight average for the group.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

The quarterly breakdown for the 2009 guidance on FFO per share results is as follows:  First quarter $0.76 to $0.82; second quarter $0.77 to $0.83; third quarter $0.76 to $0.82; fourth quarter $0.75 to $0.81.

Earnings Conference Call

The Company will conduct a conference call and simultaneous webcast tomorrow at 11:00 AM Eastern Time to review and comment on the information reported in this release.  To listen to the call, please dial 800-954-0647 (International 212-231-2901).  An audio replay of the call will be available through February 24, 2009, by dialing 800-633-8284 or 402-977-9140 and entering 21412428.  The Company webcast, which includes audio and a slide presentation, will be available, live at 11:00 AM and archived by 1:00 PM, through the "Investors" section home page of its Web site, www.homeproperties.com.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt and new development.  The supplemental information is available via the Company's Web site, e-mail or facsimile upon request.

First Quarter 2009 Event

Home Properties is scheduled to participate in a roundtable presentation and question and answer session at the Citi 2009 Global Property CEO Conference in Naples, Florida, at 8:25 AM EST on Tuesday, March 3, 2009.  Citi will offer audio coverage of the event.  The Company's presentation materials will be available in the Investors section of Home Properties’ Web site at homeproperties.com under News & Market Data – Presentations with dial-in instructions for the call.

This press release contains forward-looking statements.  Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 109 communities containing 37,539 apartment units.  Of these, 36,389 units in 107 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at homeproperties.com.

Tables to follow.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

	Avg. Physical
Fourth Quarter Results:	Occupancy(a)		4Q 2008	4Q 2008 vs. 4Q 2007 % Growth
			Average
			Monthly
	4Q	4Q	Rent /	Rental	Total	Total
	2008	2007	Occ Unit	Rates	Revenue	Expense	NOI
Core Properties(b)	94.9%	94.6%	$1,145	2.5%	3.9%	6.0%	2.4%
Acquisition Properties(c)	93.2%	NA	$1,051	NA	NA	NA	NA
TOTAL PORTFOLIO	94.8%	NA	$1,138	NA	NA	NA	NA

	Avg. Physical
Year-To-Date Results:	Occupancy(a)		YTD 2008	YTD 2008 vs. YTD 2007 % Growth
			Average
			Monthly
	YTD	YTD	Rent /	Rental	Total	Total
	2008	2007	Occ Unit	Rates	Revenue	Expense	NOI
Core Properties(b)	95.0%	94.8%	$1,135	2.7%	3.4%	3.6%	3.3%
Acquisition Properties(c)	93.5%	NA	$1,042	NA	NA	NA	NA
TOTAL PORTFOLIO	94.9%	NA	$1,129	NA	NA	NA	NA

(a)
Average physical occupancy is defined as total possible rental income, net of vacancy, as a percentage of total possible rental income.  Total possible rental income is determined by valuing occupied units at contract rates and vacant units at market rents.

(b)	Core Properties consist of 102 properties with 34,560 apartment units owned throughout 2007 and 2008.

(c)	Acquisition Properties consist of 8 properties with 2,570 apartment units acquired/developed subsequent to January 1, 2007.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Rental income	$118,242	$114,104	$466,620	$448,919
Property other income	11,510	9,352	42,764	36,624
Interest income	6	277	166	1,963
Other income	92	62	400	1,124
Total revenues	129,850	123,795	509,950	488,630
Operating and maintenance	56,518	52,659	214,485	203,106
General and administrative	6,703	5,783	25,491	23,413
Interest	30,570	30,152	118,959	117,958
Depreciation and amortization	29,818	27,513	115,020	107,037
Impairment of real estate assets	4,000	-	4,000	-
Total expenses	127,609	116,107	477,955	451,514
Income from operations before gain on early retirement of debt	2,241	7,688	31,995	37,116
Gain on early retirement of debt	13,884	-	13,884	-
Income from operations	16,125	7,688	45,879	37,116
Minority interest in Operating Partnership	(4,612)	(2,221)	(13,361)	(9,729)
Income from continuing operations	11,513	5,467	32,518	27,387
Discontinued operations
Income from operations, net of minority interest	345	160	576	4,080
Gain on disposition of property, net of minority interest	15,502	10,330	36,572	30,077
Discontinued operations	15,847	10,490	37,148	34,157
Net Income	27,360	15,957	69,666	61,544
Preferred dividends	-	-	-	(1,290)
Redemption of preferred stock	-	-	-	(1,902)
Net income available to common shareholders	$27,360	$15,957	$69,666	$58,352
Reconciliation from net income available to common shareholders to Funds From Operations:
Net income available to common shareholders	$27,360	$15,957	$69,666	$58,352
Real property depreciation and amortization	29,435	27,914	114,260	110,536
Minority interest	4,612	2,221	13,361	9,729
Minority interest – income from discontinued operations	137	65	233	1,637
Gain on disposition of property, net of minority interest	(15,502)	(10,330)	(36,572)	(30,077)
Loss from early extinguishment of debt in connection with sale of real estate	30	890	1,413	890
FFO - basic and diluted (1)	$46,072	$36,717	$162,361	$151,067

(1)
Pursuant to the revised definition of Funds From Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is defined as net income (computed in accordance with accounting principles generally accepted in the United States of America ("GAAP")) excluding gains or losses from disposition of property, minority interest and extraordinary items plus depreciation from real property.  In 2008 and 2007, the Company added back debt extinguishment costs which were incurred as a result of repaying property specific debt triggered upon sale as a gain or loss on sale of the property. Because of the limitations of the FFO definition as published by NAREIT as set forth above, the Company has made certain interpretations in applying the definition.  The Company believes all adjustments not specifically provided for are consistent with the definition.  Other similarly titled measures may not be calculated in the same manner.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
FFO – basic and diluted	$46,072	$36,717	$162,361	$151,067

FFO – basic and diluted	$46,072	$36,717	$162,361	$151,067
Impairment of real property	4,000	-	4,000	-
Redemption of Series F Preferred stock	-	-	-	1,902
FFO - operating (2)	$50,072	$36,717	$166,361	$152,969

FFO – basic and diluted	$46,072	$36,717	$162,361	$151,067
Recurring non-revenue generating capital expenses	(7,246)	(7,157)	(28,885)	(28,638)
AFFO (3)	$38,826	$29,560	$133,476	$122,429

FFO – operating	$50,072	$36,717	$166,361	$152,969
Recurring non-revenue generating capital expenses	(7,246)	(7,157)	(28,885)	(28,638)
AFFO - operating	$42,826	$29,560	$137,476	$124,331
Weighted average shares/units outstanding:
Shares – basic	32,228.6	32,873.7	31,991.8	33,130.1
Shares – diluted	32,356.2	33,346.3	32,332.7	33,794.5
Shares/units – basic (4)	45,144.2	46,268.4	45,200.4	46,520.7
Shares/units – diluted (4)	45,271.8	46,741.0	45,541.3	47,185.2
Per share/unit:
Net income – basic	$0.85	$0.49	$2.18	$1.76
Net income – diluted	$0.85	$0.48	$2.15	$1.73
FFO – basic	$1.02	$0.79	$3.59	$3.25
FFO – diluted	$1.02	$0.79	$3.57	$3.20
Operating FFO – diluted (2)	$1.11	$0.79	$3.65	$3.24
AFFO (3)	$0.86	$0.63	$2.93	$2.59
Operating AFFO (2) (3)	$0.95	$0.63	$3.02	$2.63
Common Dividend paid	$0.67	$0.66	$2.65	$2.61

(2)
Operating FFO is defined as FFO as computed in accordance with NAREIT definition, adjusted for the addback of real estate impairment charges and preferred stock redemption costs.  This is presented for a consistent comparison of how NAREIT defined FFO in 2003.

(3)
Adjusted Funds From Operations ("AFFO") is defined as gross FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $780 and $760 per apartment unit in 2008 and 2007, respectively.  The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

(4)
Basic includes common stock outstanding plus operating partnership units in Home Properties, L.P., which can be converted into shares of common stock.  Diluted includes additional common stock equivalents.

Home Properties Reports Fourth Quarter and Year-End 2008 Results
For Immediate Release:  February 19, 2009

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	December 31,
	2008	2007
Land	$515,610	$510,120
Construction in progress, including land	111,039	54,069
Buildings, improvements and equipment	3,245,741	3,115,966
	3,872,390	3,680,155
Accumulated depreciation	(636,970)	(543,917)
Real estate, net	3,235,420	3,136,238

Cash and cash equivalents	6,567	6,109
Cash in escrows	27,904	31,005
Accounts receivable	14,078	11,109
Prepaid expenses	16,277	15,560
Deferred charges	11,473	12,371
Other assets	5,488	4,031
Total assets	$3,317,207	$3,216,423
Mortgage notes payable	$2,112,331	$1,986,789
Exchangeable senior notes	140,000	200,000
Line of credit	71,000	2,500
Accounts payable	23,731	18,616
Accrued interest payable	10,845	10,984
Accrued expenses and other liabilities	32,043	27,586
Security deposits	21,443	22,826
Total liabilities	2,411,393	2,269,301

Minority interest	259,136	279,061
Stockholders’ equity	646,678	668,061
Total liabilities and stockholders' equity	$3,317,207	$3,216,423

Total shares/units outstanding:
Common stock	32,431.3	32,600.6
Operating partnership units	12,821.2	13,446.9
	45,252.5	46,047.5

# # #

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237